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                                                                       EXHIBIT K

                    FILING AGREEMENT DATED SEPTEMBER 1, 2004
                     REGARDING JOINT FILING OF SCHEDULE 13D

The undersigned hereby agree that:

      (i)   Each is eligible to use the Schedule 13D attached hereto;

      (ii) The attached Schedule 13D is filed on behalf of each of the undersigned; and

      (iii) Each of the undersigned is responsible for the timely filing of such
            Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information therein concerning itself; but none of them is responsible for the completeness and accuracy if the information concerning the other persons making the filing, unless it knows or has reason to believe that such information is inaccurate.

Sentient Global Resources Fund I, L.P.

By: /s/ Mark Jackson
   ------------------------------
     Mark Jackson, Director of Sentient Executive GP I, Limited, as General Partner of Sentient GP I, LP, General Partner

Sentient Global Resources Trust No. 1

By: /s/ Peter Cassidy
   ------------------------------
      Peter Cassidy, Director of Sentient (Aust.)
      Pty. Limited, Trustee